Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91043 and 333-60920) pertaining to the 1999 Incentive Stock Option Plan As Amended and the 2000 Stock Option Plan, and in the Registration Statements (Form SB-2 Nos. 333-37938 and 333-57206) and related prospectuses and prospectus supplements on Form 424(B)(1), of our report dated February 25, 2002 (except for Notes 15[b] and [c] which are as of March 25, 2002), with respect to the consolidated financial statements of Stockgroup Information Systems Inc. in the Annual Report (Form 10-KSB) for the year ended December 31, 2001.


                                        /s/ ERNST & YOUNG LLP

                                        Chartered Accounts

Vancouver, Canada
March 28, 2002


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